                                                                                                                                                           Contact:   Richard A. Peabody
                                                                                                                                                                             Vice President and
                                                                                                                                                                          Chief Financial Officer
                                                                                                                                                                             (214) 343-7812

Romacorp, Inc. Announces First Quarter Results

Assessing Potential Restructuring
To Increase Financial Flexibility and Strengthen Operations

Dallas, Texas, August 13, 2003 - Romacorp, Inc. today announced results for its first quarter ended June 29, 2003.

Revenue for the quarter decreased $2.5 million, or 8.1% to $28.2 million as compared with the same quarter of the prior year. Of this decrease, $2.0 million is due to the sale of eleven restaurants to a franchisee and the closure of one restaurant during the current quarter. The remaining decrease is due primarily to a 1.5% decrease in sales at comparable restaurants versus the same period of the prior year.

During the first quarter, franchisees opened six restaurants, three in Canada and one each in Detroit, Michigan; Valladolid, Spain; and Seoul, Korea. Five franchise restaurants were closed during the quarter.

For the quarter, Adjusted EBITDA, as defined herein, increased 3.8% to $2.7 million from $2.6 million during the same quarter of the prior year. This increase in Adjusted EBITDA is due primarily to an increase in franchise fees and royalties and a reduction in general and administrative expenses, partially offset by a reduction in Adjusted EBITDA at company-owned restaurants due to the comparable sales decrease at company restaurants and the effect of the sale of 11 restaurants to a franchisee.

The net loss for the quarter was $518,000 compared with a net loss of $478,000 during the same quarter of the prior year. The Company recorded a net loss on disposal assets of $126,000 associated with the sale of eleven restaurants to a franchisee and the closure of one restaurant pursuant to a lease termination agreement. Tax expense of $104,000 representing foreign and state income taxes was recorded during the quarter compared with a tax benefit of $256,000 recorded during the same quarter of the prior year.

Financial Restructuring Alternatives Evaluated

The company has hired Houlihan Lokey Howard & Zukin Capital as a financial advisor to assess the potential to refinance the $55.0 million of 12% Senior Notes due July 1, 2006 and to provide other restructuring alternatives. While various alternatives are being evaluated, the payment of the semi-annual interest payment of $3.3 million due July 1, 2003 was not made. The grace period to make the interest payment expired on July 31, 2003 creating an event of default under the terms of the Indenture. The company is unable to predict the likelihood of success of this restructuring effort.

"We are exploring all of our options," said David W. Head, CEO and President. "The intent of any financial restructuring will be to provide us with enough flexibility to reinvest in the business and create a solid platform for growth, which is vitally important to our company's long-term success.

"Since joining the company in late June, my primary focus has been on improving the performance of Tony Roma's restaurants by providing guests with better experiences," said Head. "We are absolutely committed to raising the bar on operating excellence and will change anything that gets in the way of doing so."

"Good is simply not good enough," Head added. "Our ribs and other menu items must be excellent every time and service must be so friendly and attentive that you can't wait to come back. We're focused on delivering upon this one restaurant, one guest at a time."

Romacorp, Inc. operates and franchises Tony Roma's restaurants, the world's largest casual dining restaurant chain specializing in ribs. As of June 29, 2003, the Company currently operates 43 restaurants and franchises 214 restaurants in 28 states and 27 foreign countries and territories.

Forward-Looking Comments

Statements which are not historical facts contained herein are forward-looking statements that involve estimates, risks and uncertainties, including but not limited to: consumer demand and market acceptance risk; the level of and the effectiveness of marketing campaigns by the Company; training and retention of skilled management and other restaurant personnel; the Company's ability to locate and secure acceptable restaurant sites; the effect of economic conditions, including interest rate fluctuations, the impact of competing restaurants and concepts, new product introductions, product mix and pricing, the cost of commodities and other food products, labor shortages and costs and other risks detailed in filings with the Securities and Exchange Commission.

ROMACORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
(UNAUDITED)

	Thirteen Weeks Ended
	June 29, 2003	June 23, 2002

Restaurant sales	$25,192	$27,788
Franchise fees and royalties	2,965	2,858
Total revenues	28,157	30,646

Cost of sales	8,165	9,009
Direct labor	8,592	9,406
Other	7,231	8,187
General and administrative expenses	2,517	2,844
Total operating expenses	26,505	29,446

Operating income	1,652	1,200
Other income (expense):
Interest expense	(2,055)	(2,022)
Miscellaneous	(11)	88
Loss before income taxes	(414)	(734)
Income tax expense (benefit)	104	(256)
Net loss	$(518)	$(478)

Memo:
EBITDA	$2,663	$2,565

The Company's operating performance is evaluated using several measures. One of those measures, Adjusted EBITDA, which is derived from the net loss GAAP measurement, is used by the senior creditors and executive management in assessing liquidity because it eliminates certain non-cash charges. The computation of Adjusted EBITDA is as follows:

	13 Weeks Ended	13 Weeks Ended
	June 29, 2003	June 23, 2002

Net loss	$(518)	$(478)
Less excluded items:
Income tax expense (benefit)	104	(256)
Net interest expense	2,055	2,022
Depreciation and amortization	903	1,331
Franchise tax expense	7	5
(Gain) loss on sale of assets	112	(59)
Adjusted EBITDA	$2,663	$2,565

As used herein, "Adjusted EBITDA" represents net loss plus: (1) net interest;  (2) income and franchise taxes;  (3) depreciation and amortization, including amortization of start-up costs; (4) restaurant pre-opening expenses;  (5) loss provisions;  (6) gains and losses on asset sales; (7) gain on early retirement of debt; and (8) impairments of long-lived assets. Romacorp has included information concerning Adjusted EBITDA in this press release because it believes that such information is used by certain investors as one measure of an issuer's historical ability to service debt. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indications of an issuer's operating performance. Adjusted EBITDA as presented may not be comparable to EBITDA or other similarly titled measures defined and presented by other companies

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